Exhibit 107

Calculation of Filing Fee Tables Form F-1

Club Versante Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value US$1.00 per share(2)	Rule 457(0)	1,000,000	$6	$6,000,000	0.0001531		$918.60

Fees to Be Paid	Equity	Ordinary Shares, par Value US$1.00 per Share(3)	Rule 457(c)	150,000	$6	$900,000	0.0001531		$137.79

			Total Offering Amounts			$6,900,000			$1056.39
			Total Fees Previously Paid					$
			Total Fee Offsets						$-
			Net Fee Due						$1056.39

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of share splits, share dividends, or similar transactions.

(3)	Reflects the additional shares that the underwriter has the option to purchase to cover over-allotments, if any.